CERTIFICATE OF FORMATION
OF
UBS PREFERRED FUNDING COMPANY LLC I
     This certificate of Formation of UBS Preferred Funding Company LLC I (the “LLC”), dated as of September 18, 2000, is being duly executed and filed by Mark P. Fisher, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).
     1. The name of the limited liability company formed hereby is UBS Preferred Funding Company LLC I.
     2. The address of the registered office of the LLC is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.
     3. The name and address of the registered agent for service of process on the LLC is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Mark P. Fisher
Name:	Mark P. Fisher
Authorized Person

Certificate of Amendment to Certificate of Formation
of
UBS PREFERRED FUNDING COMPANY LLC I

     It is hereby certified that:
     1. The name of the limited liability company (hereinafter called the “limited liability company”) is UBS PREFERRED FUNDING COMPANY LLC I.
     2. The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lie thereof the following new statement:
“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.”
Executed on 3/8/02

/s/ Jane E. Nutson

Name:	Jane E. Nutson
Authorized Person